Exhibit 10.20

FOUNDER AGREEMENT

This FOUNDER AGREEMENT (the “Agreement”) by and between Buzz Holdings L.P., a Delaware limited partnership (“Parent”) and Whitney Wolfe Herd (the “Founder”) is made as of November 8, 2019. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Annex I hereto. All references herein to “dollars” or “$” are to United States dollars. The parties to this Agreement are sometimes referred to herein as the “Parties”.

WHEREAS, concurrently with the execution of this Agreement, Parent has entered into the Agreement and Plan of Merger, dated on as of date hereof (as may be amended, modified or supplemented from time to time, the “Merger Agreement”), with Worldwide Vision Limited, an exempted limited company incorporated under the laws of Bermuda (the “Company”), Buzz Merger Sub Ltd., an exempted limited company incorporated under the laws of Bermuda (“Merger Sub”) and Buzz SR Llimited, an English private limited company, as the Seller Representative, at the closing of which (the “Merger Closing”) and pursuant to which the Company will merge with and into Merger Sub, with Merger Sub as the surviving corporation and a wholly owned indirect subsidiary of Parent (the “Merger”);

WHEREAS, pursuant to the terms and conditions set forth herein, Founder shall contribute the WWH Bumble Shares (as defined in the Merger Agreement), representing 100% of the ordinary shares par value £0.000001 of Bumble Holding Limited, a UK private limited company (the “B-Co Shares”) legally and beneficially owned by Founder as set forth in this Agreement to Parent in exchange for (i) with respect to the WWH Rollover Shares (as defined in the Merger Agreement), the WWH Closing Date Rollover Consideration (as defined in the Merger Agreement) as determined in accordance with this Agreement (the “Equity Contribution”), pursuant to the terms set forth below and as described in the term sheet attached hereto as Exhibit A (the “Equity Arrangement Term Sheet”) and (ii) with respect to the WWH Cash Out Shares (as defined in the Merger Agreement), an amount in cash equal to the WWH Closing Date Cash Consideration (as defined in the Merger Agreement), plus an amount in cash equal to WWH’s Pro Rata Share (as defined in the Merger Agreement) of any other amounts payable to WWH as contemplated by Section 2.8(k) of the Merger Agreement; and

WHEREAS, contemporaneously with the contribution and exchange of the WWH Rollover Shares by Founder as contemplated herein, at the Merger Closing, investment funds affiliated with The Blackstone Group Inc., shall directly or indirectly contribute cash to Parent in exchange for Parent Capital Interest, pursuant to the Equity Commitment Letters (as defined in the Merger Agreement), which Parent Capital Interests will be issued at a price per unit to be determined by Parent prior to the Closing (the “Per Unit Parent Capital Interest Price”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

1.	Rollover Contribution; Subscription for Parent Capital Interests.

1.1 Rollover Contribution. At the Closing and immediately prior to the effective time of the Merger (the “Effective Time”), Founder and Parent hereby agree to take the following actions:

(a) Founder shall transfer, contribute and deliver to Parent the WWH Rollover Shares and the WWH Cash Out Shares.

(b) As consideration for the transfer, contribution and delivery of the WWH Rollover Shares, Parent shall issue to Founder a number of Parent Capital Interests equal to the WWH Closing Date Rollover Consideration divided by the Per Unit Parent Capital Interest Price; provided that, in no event will the WWH Closing Date Cash Consideration be less than $125 million.

(c) As consideration for the transfer, contribution and delivery of the WWH Cash Out Shares, Parent shall pay, or cause to be paid, to Founder the WWH Closing Date Cash Consideration at the Closing and, following the Closing, any other amounts payable to WWH as contemplated by Section 2.8(k) of the Merger Agreement. Founder acknowledges and agrees that (i) payment of the WWH Closing Date Cash Consideration and any other amounts payable to WWH as contemplated by Section 2.8(k) of the Merger Agreement shall be made in accordance with, and subject to the applicable terms of, the Merger Agreement and (ii) upon making the payments contemplated by the foregoing clause (i) in accordance with the Merger Agreement, Parent’s obligations to Founder under this Agreement in respect of such payments shall be satisfied in full.

1.2 Governing Documents.

(a) The Parties hereby agree that Parent and Founder shall deliver to each other at the Closing counterparts to the Limited Partnership Agreement and that Parent shall take such action to cause each of the Equity Investors affiliated with The Blackstone Group Inc. and Founder to be admitted as a partner of Parent at the Closing (to the extent not already admitted). Parent and Founder shall take such action as may be necessary or advisable to cause Founder to own the Interests, free and clear of any Lien.

(b) Each of the Parties hereto agrees to (a) as promptly as practicable after the date hereof, negotiate in good faith a more detailed long-form amended and restated limited partnership agreement of Parent containing the terms set forth in Exhibit A hereto, and such other terms as are not inconsistent therewith and are reasonably acceptable to such Parties (the “Limited Partnership Agreement”) and (b) enter into the Limited Partnership Agreement at the Closing; provided, that, notwithstanding anything to the contrary set forth herein (including, for clarity, the references in Exhibit A to its non-binding nature), the terms set forth on Exhibit A shall be binding on the Parties hereto from and after the Closing, and all references in this Agreement to the Limited Partnership Agreement shall instead be deemed to be references to Exhibit A (with such other deemed changes to such references and their context in this Agreement as are necessary to give effect to this proviso), in each case unless and until the Limited Partnership Agreement has been executed and delivered in accordance with this

Agreement. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, nothing in this Section 1.2 shall be deemed to amend, waive, supersede or otherwise modify (or permit or provide for any amendment, waiver, superseding or other modification) of any of the terms of the Transaction Agreements, except that the Limited Partnership Agreement, once executed and delivered in accordance with this Agreement, shall supersede the terms set forth on Exhibit A. From the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms or the Closing, Parent shall not take any action that would require the consent of Founder under the first (subsidiary equity), third (related party transactions) (disregarding the exceptions in (ii), (iii) and (v) thereof), fifth (tax matters) or sixth (tax receivable or similar agreements) bullets in the “Approval Rights” row in the Equity Arrangement Term Sheet following the Closing.

1.3 Loan. At the Merger Closing, Parent shall (on the terms and conditions set forth in the Equity Arrangement Term Sheet) loan Founder an amount equal to $119,000,000.

1.4 Trademark Assignment and License. No later than the Merger Closing, Founder shall, and Parent shall cause B-Co to, execute and deliver the Trademark Assignment and License (in the form attached hereto as Exhibit B) (a) assigning ownership of the trademark MAKE THE FIRST MOVE, including the trademark application U.S. serial no. 87/437314, any other worldwide registrations and applications for such trademark, and all common-law rights related thereto (collectively, the “Mark”) to B-Co and (b) licensing the Mark back to Founder on a non-exclusive, worldwide, royalty-free and fully paid-up basis for Founder’s use (as more fully described therein) (but subject to and without limiting the terms and conditions of that certain Restrictive Covenant Agreement by and between Parent and Founder dated as of the date hereof). The Parties intend that the Mark will be treated as property for purposes of Section 721 of the Code, and Founder and Parent shall (and Parent shall cause each of its Subsidiaries to) file all Tax Returns for U.S. tax purposes in a manner consistent with such treatment.

1.5 Closing. The closing (the “Closing”) of the issuance of Parent Capital Interests hereunder shall take place on the Closing Date and immediately prior to the Merger Closing.

1.6 Tax Treatment. The Parties intend that the Equity Contribution will be treated as an exchange in connection with a merger of Parent and B-Co into one partnership, taking the “assets-over form” within the meaning of Treas. Reg. Section 1.708-1(c)(3)(i), with B-Co constituting the “resulting partnership” and Parent constituting the “terminating partnership”.

2.	Tax Matters.

2.1 Tax Treatment of Founder Gain for U.S. Tax Purposes. It is intended that, as a result of the transactions contemplated by this Agreement, Founder (i) will recognize gain in an amount equal to the excess of (A) the sum of (i) the Parent Capital Interests received by Founder in exchange for her WWH Rollover Shares multiplied by the Per Unit Parent Capital Interest Price, plus (ii) the amount of cash payable on the Closing Date, plus (iii) the fair market value of any contingent amounts payable to Founder after the Closing Date (collectively, the “Founder Consideration”) over (B) Founder’s aggregate adjusted basis in her shares of B-Co and (ii) will not recognize any income or gain by reason of the recognition of income or gain by B-Co. Parent shall, and shall cause its Subsidiaries to, file all Tax Returns for U.S. tax purposes in a manner consent with such treatment. Parent will not treat, and will cause its Affiliates not to treat, B-Co as a controlled foreign corporation within the meaning of Section 957 of the Code for any taxable period of B-Co beginning after November 30, 2019.

2.2 Transfer Taxes. All recoverable and non-recoverable transfer, documentary, sales, use, stamp, registration, issuance, goods and services and other such similar Taxes (including United Kingdom stamp duty and stamp duty reserve tax) incurred in connection with the consummation of the transactions contemplated by this Agreement, including the Pre-Closing Restructuring (“Transfer Taxes”) imposed on Founder or payable by Founder in connection with the transactions contemplated in this Agreement (including Transfer Taxes imposed or payable in connection with the Pre-Closing Restructuring), including interest and penalties, shall be borne and paid by Parent. Parent will, at its own expense, file (or cause to be filed) all necessary Tax Returns and other documentation necessary with respect to all such Taxes and fees, and, if required by applicable Law, Founder will join in the execution of any such Tax Return and other documentation.

2.3 Cooperation. The Parties shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the Founder, in connection with the preparation and filing of any Tax Return and in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon Founder’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning and making employees available on a reasonably convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Company agree, and agree to cause their respective Affiliates, to retain all books and records with respect to Tax matters pertinent to B-Co and its Subsidiaries until the expiration of any applicable statute of limitations.

2.4 Tax Returns. At least 45 days prior to the filing of any Tax Return of or relating to B-Co that is filed following the Merger Closing and includes a Pre-Closing Tax Period which would reasonably be expected to impact the taxes of Founder, Parent shall cause a draft of such Tax Return to be delivered to Founder for review and comment. Parent shall cause any revisions reasonably requested by Founder on such Tax Return to be reflected prior to filing such Tax Return. No such Tax Return shall be amended without the consent of Founder, not to be unreasonably withheld, conditioned or delayed.

2.5 Tax Proceedings.

(a) From and after the Merger Closing, Parent shall (i) cause Founder to be notified in writing within fifteen (15) days of the receipt by Parent or any of its Subsidiaries of notice of any Tax audits or proceeding with a taxing authority relating to B-Co or its Subsidiaries in respect of any Pre-Closing Tax Period that could reasonably be expected to impact the Taxes of Founder for Pre-Closing Tax Period (a “Tax Contest”), (ii) keep Founder reasonably informed concerning any material developments with respect to such Tax Contest, and (iii) not settle any such Tax Contest without the prior written consent of Founder, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement could materially impact the taxes of Founder.

(b) In the case of any Tax audit or proceeding with a taxing authority involving Parent for a taxable period during which Founder was (directly or indirectly) a partner for U.S. federal income tax purposes (a “Covered Parent Tax Contest”), Parent shall (i) cause Founder to be notified in writing within fifteen (15) days of the receipt by Parent or any of its Subsidiaries of notice of such Covered Parent Tax Contest, and (ii) keep Founder reasonably informed concerning any material developments with respect to such Covered Parent Tax Contest, and (iii) subject to acting in the interest of the partners of Parent as a whole, Parent agrees to use reasonable best efforts to (A) elect the alternative procedure under Section 6226 of the Code (as amended by the Bipartisan Budget Act of 2015), or (B) if Parent pays an imputed underpayment pursuant to Code Section 6225 (as amended by the Bipartisan Budget Act of 2015) or any similar provision of state, local or non-U.S. law, to the extent possible, to treat the portion thereof attributable to any partner as a withholding tax that is treated as an advance with respect to such partner, provided that the portion of such imputed underpayment to be borne by Founder shall not exceed the liability that Founder would have borne had the alternative procedures under Section 6226 of the Code been elected with respect to such imputed underpayment. All references to Parent in this Section 2.5(b) shall include any entity that is treated as a continuation of Parent under Section 708 of the Code (or similar principles).

2.6 Additional Tax Covenants.

(a) Each of the Parties shall ensure that any sale or exchange of B-Co Shares to the Company, Parent or any Subsidiary of the Company or Parent by any party other than Founder (such party, a “B-Co Minority Interestholder”) in connection with the transactions contemplated by this Agreement and/or in the Merger Agreement shall each be made using a valuation of B-Co Shares consistent with the valuation used to calculate payments made to Founder under this Agreement and the Merger Agreement in respect of her WWH Bumble Shares.

(b) Each of the Parties shall ensure that none of B-Co or any Subsidiary of B-Co shall acquire any B-Co Minority Interestholder’s B-Co Shares at or prior to the Merger Closing or in connection with the transactions contemplated by this Agreement and/or the Merger Agreement.

3.	Miscellaneous.

3.1 Transfer Prohibited. Founder shall not transfer the Interests except to the extent permitted under the terms of the Equity Arrangement Term Sheet (or, once signed and delivered by Parent, Founder and the other parties thereto, the Limited Partnership Agreement). Any transfer or attempted transfer of Interests in violation hereof or thereof shall be void, and any such purported transferee of such Interests will not be recorded on Parent’s books or treated as the owner of such Interests for any purpose.

3.2 WWH Bumble Shares. Founder shall not transfer the WWH Bumble Shares, except in accordance with this Agreement.

3.3 Merger Agreement. Founder acknowledges and agrees to be bound by (i) the terms and conditions of the Merger Agreement as in effect on the date hereof that are set forth in Section 2.3(h) (Treatment of WWH), Section 2.8(k) (WWH Post-Closing Payment) of the Merger Agreement and (ii) the provisions in Section 5.4 (Exclusivity) and Section 13.2 (Publicity) of the Merger Agreement as if Founder were the Company thereunder, mutatis mutandis, and in each case, Parent will comply with such sections assuming the same

3.4 Recapitalizations, Exchanges, Etc. Affecting Interests. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Interests, to any and all securities of Parent or any successor or assign of Parent (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of Interests, by reason of any dividend or distribution payable in Parent Capital Interests, issuance of Parent Capital Interests, combination, recapitalization, reclassification, merger, consolidation or otherwise.

3.5 Representations and Warranties. Founder hereby makes to Parent, as of the date hereof and as of the day prior to the Merger Closing, the representations and warranties with respect to Founder set forth on Annex II. Parent hereby makes to Founder, as of the date hereof and as of the Closing Date, the representations and warranties set forth on Annex III. The representations and warranties set forth on Annex II and Annex III will survive the Closing.

3.6 Employment by or Service with the Company or Other Subsidiaries of Parent. Nothing contained in this Agreement shall be deemed to obligate Parent or any Subsidiary of Parent to employ or otherwise engage the services of Founder in any capacity whatsoever or to prohibit or restrict Parent (or any such Subsidiary) from terminating the employment or service of Founder, subject to the terms and conditions of any applicable employment agreement between Founder and Parent or any of its Subsidiaries.

3.7 Cooperation. The Parties agree to cooperate in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

3.8 Binding Effect. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties to this Agreement, except that Founder may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement by operation of law or to any trust or other estate planning vehicles, in each case, that is controlled by and for the exclusive benefit of Founder or Founder’s spouse or domestic partner, parents, children and grandchildren. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns; provided, however, that no transferee shall derive any rights under this Agreement unless and until such transferee has executed and delivered to Parent a valid undertaking and becomes bound by the terms of this Agreement and the Equity Arrangement Term Sheet (or, once signed and delivered by Parent, Founder and the other parties thereto, the Limited Partnership Agreement).

3.9 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the Parties hereto. No waiver by any Party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the Party so waiving.

3.10 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding arising out of, in connection with, or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party hereto or its successors or assigns shall be brought and determined exclusively by the United States District Court for the Southern District of New York (or if such court will not accept jurisdiction, any federal court, or if such courts will not accept jurisdiction, any state court, in each case in the State of New York), and each of the Parties hereto (on behalf of itself and any Person claiming by, through or on behalf of such Party) hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties hereto further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

3.11 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR OMISSIONS OF ANY PARTY IN CONNECTION WITH ANY OF SUCH AGREEMENTS.

3.12 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, one Business Day after deposit with a reputable overnight delivery service for next Business Day delivery (charges prepaid), and three days after deposit in the U.S. mail (postage prepaid and return receipt requested), in each case with concurrent delivery by electronic mail (receipt confirmed), to the address set forth below or such other address as the recipient Party has previously delivered notice to the sending Party.

(a) If to Parent, to

Buzz Holdings L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10152

Attention: Martin Brand

Jon Korngold

Sachin Bavishi

Vishal Amin

Email:      [email address]

  [email address]

  [email address]

  [email address]

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Gregory Grogan; Anthony F. Vernace

  Email: [email address]

                [email address]

(b) If to Founder, to the address as shown on the books and records of Parent, with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Evan Rosen

Email: [email address]

and

Davis Polk & Wardwell LLP

5, Aldermanbury Square

Barbican, London EC2V 7HR

United Kingdom

Attention: Will Pearce

Email: [email address]

3.13 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter, other than as specifically provided for herein.

3.14 Injunctive Relief; Specific Performance. Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, it is agreed that the harmed Party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by a Proceeding or Proceedings for damages but also by a Proceeding or Proceedings for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

3.15 Rights Cumulative; Waiver. The rights and remedies of Founder and Parent under this Agreement shall be cumulative and not exclusive of any rights or remedies which either Party would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either Party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such Party’s other or further exercise or the exercise of any other power or right. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s rights or privileges hereunder or shall be deemed a waiver of such Party’s rights to exercise the same at any subsequent time or times hereunder.

3.16 Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

3.17 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

3.18 Counterparts. This Agreement may be executed in separate counterparts, and by different Parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Electronic forms of signatures (including e-mail, portable document format (.pdf) or similar generally accepted electronic means) shall be deemed to be originals.

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BUZZ HOLDINGS L.P.

By: Buzz Holdings GP L.L.C., its general partner

By:	/s/ Jonathan Korngold
Name: Jonathan Korngold
Title: President

FOUNDER

/s/ Whitney Wolfe Herd
Name: Whitney Wolfe Herd

[Signature Page to Founder Agreement]